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                                                                  EXHIBIT 11.1


                              THE NORTH FACE, INC.

                COMPUTATION OF PRO FORMA EARNINGS PER SHARE (1)
                    (In thousands, except per share amounts)



                                                            Twelve Months Ended
                                                                December 31,
                                                           1996            1995
                                                          ------         ------
Weighted average shares outstanding during the period:

Weighted Average Shares Outstanding....................... 4,739          3,238

Incremental shares from assumed
exercise of stock options (2)..............................  439            553

Shares issued upon conversion of Series A
Preferred Stock........................................... 4,008          3,643
                                                          ------         ------
Weighted average common and common
equivalent shares outstanding............................. 9,186          7,434
                                                          ======         ======
Income Before Extraordinary Loss......................... $5,664         $3,485

Extraordinary Loss.......................................  ($863)            $0
                                                          ------         ------

Net Income..............................................  $4,801         $3,485
                                                          ======         ======
Pro Forma Earnings per Share:
      Income Before Extraordinary Loss ....................$0.62          $0.47

      Extraordinary Loss, net of tax....................  ($0.10)         $0.00
                                                          ------         ------

      Net Income.......................................    $0.52          $0.47
                                                          ======         ======

(1) Pro forma for all periods presented due to the assumed conversion, as of the beginning of the period, of all outstanding shares of Preferred Stock into Common Stock in conjunction with the Company's initial public offering in July 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year prior to the initial public offering effective July 8, 1996, have been considered as outstanding for all periods using the treasury stock method (assuming a market price of $14.00 in prior years), even though they are anti-dilutive in loss periods.

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